Exhibit 10.12

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made effective as of 22 December 2015 (the “Execution Date”) by and between Oncorus, Inc., a Delaware corporation having a place of business at c/o Cooley LLP, 500 Boylston Street, 14th floor, Boston, MA (“Oncorus”) and Ospedale San Raffaele S.r.l., an Italian limited liability company having a place of business at via Olgettina 60, 20132 Milan, Italy (“OSR”) and Fondazione Telethon, a non-profit entity organized and existing under laws of Italy, having a place of business at Via Varese 16B, 00185 Rome, Italy, (hereinafter “Telethon”; Telethon and OSR hereinafter jointly or individually referred to as “OSR-Telethon”. Oncorus and OSR-Telethon can be also individually referred to as “Party” and jointly as the “Parties”).

RECITALS

WHEREAS, OSR and Telethon renewed on July 1, 2013 a collaboration venture for the joint management of San Raffaele Telethon Institute for Gene Therapy (TIGET), an entity without juridical personality based in Milan, Italy;

WHEREAS, OSR-Telethon has developed certain technology and expertise related to miRNA regulated vectors for use in gene therapy and has exclusive ownership rights in a certain patent family (as further identified under Annex A);

WHEREAS, Oncorus is a company engaged, among other things, m the research, development and commercialization of gene therapy products; and

WHEREAS, Oncorus desires to obtain certain rights to research, develop and commercialize products through the use of OSR-Telethon’s technology, and OSR-Telethon desires to grant Oncorus such rights, all as set forth below;

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below. The words “include,” “includes” and “including” when used in this Agreement are deemed to be followed by the phrase “but not limited to”.

1.1 “Affiliate” means with respect to a Party, an entity that, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. In this definition, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such entities. Provided however, in the case of Oncorus, the foregoing definition of Affiliate shall be applicable only in the event that Oncorus has identified such entity, in writing, as an Affiliate. For clarity, Oncorus may elect to sublicense rights to any such entity, in which case such entity shall be deemed a Sublicensee under this Agreement.

1.2 “Agreement” has the meaning set forth in the preamble.

1.3 “Oncorus Indemnitees” has the meaning set forth in Section 7.1.

1.4 “Commercially Reasonable Efforts” means the carrying out of obligations in a [***] manner using such effort and employing such resources that are substantially similar to the effort and resources [***] would devote to a product of similar commercial or strategic importance, and at a similar stage of its product life, the nature of the product, the clinical setting in which it is expected to be used, stage of development, mechanism of action, efficacy and safety relative to competitive products in or expected to be introduced into the marketplace, difficulties associated with technology transfer, process development, scale-up or manufacturing, safety issues, actual or anticipated regulatory authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining regulatory approval. Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the product and the market(s) involved.

1.5 “Confidential Information” means any scientific, technical, trade or business information that is (a) given by one Party to the other and which is treated by the disclosing Party as confidential or proprietary, or (b) developed by or on behalf of a Party under the terms of this Agreement. The disclosing Party will, to the extent practical~ use reasonable efforts to label or identify as confidential~ at the time of disclosure, all Confidential Information that is disclosed by the disclosing Party in writing or other tangible form. Notwithstanding anything to the contrary in the foregoing, all non-public information regarding each Party’s business including all business and product plans, customer lists and all agreements between each Party and any Third Party, will be considered Confidential Information, whether or not labeled as confidential.

1.6 “Control” or “Controlled” means, with respect to an item or right, the possession, whether by ownership or license (in each case other than pursuant to this Agreement), by a Party of the right to grant to the other Party access to or a license to or under each such item or right as provided in this Agreement without violating any agreement or other arrangement with any Third Party.

1.7 “Cover” or “Covered” means, with respect to a Licensed Product, that in the absence of a license granted under a Valid Claim of a Licensed Patent, the making, using, selling, importation, or exportation of such Licensed Product would infringe such Valid Claim.

1.8 “Effective Date” means the date upon the sooner to occur of: a) [***] following the Execution Date, or b) Oncorus raising $[***] USD, in total equity financing(s);

1.9 “Execution Date” has the meaning set forth in the preamble;

1.10 “Field” means the prevention and treatment of human cancer using Herpes Simplex Virus (HSV) oncolytic viruses.

1.11 “First Right Party” has the meaning set forth in Section 5.2.

1.12 “First Commercial Sale” means with respect to a Licensed Product, the first commercial sale in a country in the Territory of such Licensed Product; provided, that First Commercial Sale does not include (a) any sale to or between Related Parties of Oncorus, (b) any use of such Licensed Product in clinical trials, pre-clinical studies or other development activities that might be required by Regulatory Authorities, or (c) the disposal or transfer of such Licensed Product for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

1.13 “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied; and will mean the international financial reporting standards (“IFRS”) at such time as IFRS (a) becomes the generally accepted accounting standard and applicable laws require that the applicable Party use IFRS or (b) is adopted as the applicable accounting standard of such Party.

1.14 “Indemnify” has the meaning set forth in Section 7.1.

1.15 “Indication” means a recognized disease or condition, sign or symptom of a disease or condition, or symptom associated with a disease or syndrome for which use of a Licensed Product is approved, or may be approved, as would be identified for example in the Licensed Product’s label under applicable governmental or agency regulations or equivalent thereof.

1.16 “Infringement” has the meaning set forth in Section 5.2.

1.17 “Licensed Patents” means (a) the Patents listed on Exhibit A to this Agreement; (b) all divisionals, continuations (in whole or in part, including conversions of provisional applications into utility patent applications), and substitutions of any of the Patents listed in clause (a), and any letters patent and/or registrations (including all reissues, renewals, extensions, confirmations, re-examinations, supplementary protection certificates) that may be granted on any of the foregoing; and (c) any and all United States and foreign counterparts of any of the foregoing.

1.18 “Licensed Product” means any product that is Covered, in whole or in part, by a Valid Claim of a Licensed Patent in the country in which such product is made, used or sold.

1.19 “OSR-Telethon Indemnitees” has the meaning set forth in Section 7.2.

1.20 “Losses” has the meaning set forth in Section 7.1.

1.21 “Major Market” means [***].

1.22 “Net Sales” means [***].

1.23 “Non-Breaching Party” has the meaning set forth in Section 9.3.

1.24 “Non-First Right Party” has the meaning set forth in Section 5.2.

1.25 “Notified Party” has the meaning set forth in Section 9.3.

1.26 “Original Product” has the meaning set forth in Section 3.2.

1.27 “Party” means Oncorus or OSR-Telethon; “Parties” means, collectively, Oncorus and OSR-Telethon.

1.28 “Patent” means any United States or foreign (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof, and (b) pending applications for letters patent, including any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof.

1.29 “Phase I Clinical Trial” means a first study in humans which provides for the introduction into humans of a Licensed Product, conducted in healthy volunteers or patients, to obtain initial information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 C.F.R. § 312.21(a) (or the equivalent thereof outside the United States).

1.30 “Pivotal Clinical Study” means a controlled pivotal clinical study of a Licensed Product that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular Indication in a manner sufficient to obtain regulatory approval to market such product in a Maj or Market.

1.31 “Related Party” means Oncorus’s Affiliates and Sublicensees.

1.32 “Royalty Term” means, on a country-by-country and on a Licensed Product-by-Licensed Product basis, the period of time beginning upon the date of First Commercial Sale of a Licensed Product in that country, and ending upon the expiration of the last-to-expire Valid Claim of a Licensed Patent Covering such Licensed Product.

1.33 “Sublicensee” means an entity to which Oncorus grants a sublicense under Oncorus’s rights under Article 2; provided, that “Sublicensee” does not include any of Oncorus’s Affiliates (unless a Sublicensee has also been designated as an Affiliate, per section 1.1) or wholesale distributors of Oncorus or its Affiliates who purchase Licensed Products from Oncorus or its Affiliates in an arm’s length transaction and who have no other obligation, including a reporting obligation, to Oncorus or its Affiliates, with respect to any subsequent use or disposition of such Licensed Products.

1.34 “Term” has the meaning set forth in Section 9.1.

1.35 “Territory” means all the countries of the world.

1.36 “Third Party” means any entity other than OSR-Telethon, Oncorus and their respective Affiliates.

1.37 “Third Party Claim” has the meaning set forth in Section 7.1.

1.38 “Valid Claim” means (a) an unexpired claim of an issued patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other authority in the subject country; or (b) a claim of an application within the Licensed Patents that has been pending for less than [***].

ARTICLE 2

GRANT OF RIGHTS

2.1 License Grants to Oncorus. Subject to the terms and conditions of this Agreement, OSR-Telethon grants to Oncorus:

(a) Upon the Effective Date, an exclusive royalty-bearing license in the Territory under the Licensed Patents to research, develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field.

(b) An exclusive option for a period of [***] from the Execution Date, to obtain an exclusive license under the Licensed Patents limited to the prevention and treatment of human cancer using additional oncolytic viruses other than HSV, on terms and conditions to be negotiated in good faith between the Parties during the [***] period starting from option exercise. It is understood that

(i) the option exercise shall be communicated in writing to OSR-Telethon and the relevant notice shall identify the additional oncolytic viruses (other than HSV) in relation to which Oncorus is willing to negotiate an agreement (“Additional Field”);

(ii) in case of failure by Oncorus to exercise the option within the above mentioned [***] term or, in case of option exercise, should the Parties fail to execute an agreement after negotiating in good faith during the above mentioned [***] period, Telethon-OSR shall be entitled to fully exploit the Licensed Patents in any field other than the Field, either directly or through Third Parties;.

(iii) in case an agreement is executed during the [***] negotiation period in relation to the Additional Field, Telethon-OSR shall be entitled to fully exploit the Licensed Patents in any field other than the Field and the Additional Field, either directly or through Third Parties.

2.2 Sublicenses. Oncorus is entitled to grant sublicenses of its rights under Section 2.1 (a) to any of its Affiliates. Oncorus and its Affiliates are entitled to grant sub licenses under Oncorus’s rights under Section 2.1 to Third Parties through multiple tiers. Each sublicense agreement shall be subject to the applicable terms and conditions of this Agreement. Oncorus shall remain obliged to pay to OSR-Telethon all payments and milestone payments according to this Agreement (even if Net Sales are generated by Sublicensees or the milestone events are achieved by a Sublicensee ).

2.3 Retained Rights. Notwithstanding anything in this Agreement to the contrary and with no prejudice to OSR-Telethon’s rights and obligations under Section 2.1(b), OSR-Telethon will retain the right to exploit the Licensed Patents in the Field solely for non-commercial, academic research purposes and to further exploit the Licensed Patents outside the Field.

2.4 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party grants any licenses under its intellectual property rights to the other Party.

ARTICLE 3

COMPENSATION

3.1 Upfront License Fee. Oncorus will pay to OSR-Telethon an upfront license fee of $[***] USD in accordance with the schedule below, in each case within [***] following the triggering event:

a) $[***] USD at the Effective Date; and

b) $[***] USD upon the sooner of: a) [***] following the Execution Date; b) Oncorus raising a total amount of $[***] USD, in total equity financing(s).

3.2 Milestone Payments. Oncorus will make the following one-time-only milestone payments to OSR-Telethon on an Indication-by-Indication basis, based on achievement of the following milestone events by Oncorus or its Related Parties. Oncorus will notify OSR-Telethon in writing (email shall be sufficient for this purpose) of the achievement of each of the milestone events listed below and pay to OSR-Telethon the amounts set forth below within [***] of Oncorus’s achievement of the relevant milestone event for each such Indication. Each milestone payment will be nonrefundable and not creditable against any other payments due under this Agreement.

Milestone Event	First Indication		Subsequent Indications
[***]	[***	]	[***]

3.3 Royalties.

(a) Rates. Subject to 1.32 and (b) and (c) below, Oncorus will pay OSR-Telethon royalties based on Net Sales of each Licensed Product by Oncorus and its Related Parties in a given calendar year during the applicable Royalty Term for such Licensed Product at the rate set forth below that is applicable to the portion of such aggregate Net Sales within each of the following Net Sales levels during such calendar year:

Aggregate Calendar Year Worldwide Net Sales	Royalty (as a percentage of Net Sales)
[***]	[***	]

(b) Royalty Adjustments. If Oncorus or its Related Party obtains a license or similar right from any Third Party under any patent rights covering technology that Oncorus believes is reasonably necessary or useful for the research, development, manufacture or commercialization of a Licensed Product, and if Oncorus or any of its Related Party is required to pay to such Third Party a royalty, to obtain such license or similar right with respect to Licensed Products, then the royalties due pursuant to clause (a) will be reduced by [***] of the amount of the royalty owed to such Third Party. Provided that the royalty owed to OSR-Telethon shall not be reduced by more than [***]%.

(c) Other Royalty Provisions. Only one royalty will be due with respect to the same unit of Licensed Product. No royalties will be due upon the sale or other transfer among Oncorus and its Related Parties, but in such cases the royalty will be due and calculated upon Oncorus’s or its Related Parties’ Net Sales to the first independent Third Party. The Parties acknowledge and agree that nothing in this Agreement (including any exhibits or attachments hereto) will be construed as representing an estimate or projection of either (i) the number of Licensed Products that will or may be successfully developed or commercialized or (ii) anticipated sales or the actual value of any Licensed Product, and that the figures set forth in this Section 3.3 or elsewhere in this Agreement or that have otherwise been discussed by the Parties are merely intended to define, the Parties’ royalty payment obligations to each other in the event such sales performance is achieved.

3.4 Annual Fee. Oncorus shall make a payment to OSR-Telethon, in the amount of $[***] due annually, beginning on the 1st anniversary from the Effective Date.

3.5 Royalty Payment and Reports. Within [***] after the end of each calendar quarter after the First Commercial Sale of a Licensed Product, Oncorus will deliver to OSR-Telethon a report containing the following information for the prior calendar quarter:

(a) the gross sales associated with each Licensed Product sold by Oncorus and its Related Parties (including the number and size of units of Licensed Product sold by Oncorus and its Related Parties);

(b) a calculation of Net Sales of each Licensed Product that is sold by Oncorus and its Related Parties;

(c) the amount of taxes, if any, withheld to comply with applicable law; and

(d) a calculation of payments due to OSR-Telethon with respect to the foregoing (including the calculation of any royalty adjustments pursuant to Section 3.3 and any calculation of currency conversion).

Concurrent with these reports, Oncorus will remit to OSR-Telethon any payment due for the applicable calendar quarter. All such reports will be considered Confidential Information of Oncorus and will be maintained in confidence by OSR-Telethon. If no royalties or other payments are due to OSR-Telethon for such reporting period, the report will so state.

3.6 Tax Withholding. If Oncorus concludes that tax withholdings under the laws of any country within the Territory are required with respect to payments to OSR-Telethon, Oncorus will withhold the required amount and pay it to the appropriate governmental authority. In any such case, Oncorus will promptly provide OSR-Telethon with original receipts or other evidence reasonably desirable and sufficient to allow OSR-Telethon to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

OSR-Telethon shall provide documentation as necessary in order for OSR-Telethon to secure an exemption from or a reduction in any withholding of taxes, before any payments are made by Oncorus. The Parties will reasonable cooperate in completing and filing documents required under the provisions of any applicable tax law or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

3.7 Currency; Blocked Payments. All dollar ($) amounts specified in this Agreement are United States dollar amounts and all payments to be made under this Agreement will be made in United States dollars and will be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by the receiving Party from time to time. In the case of sales of Licensed Products outside the United States by Oncorus and its Related Parties, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due will be made at the customary internationally certified rate of exchange utilized by Oncorus in its worldwide accounting system, prevailing on the last day of the applicable calendar quarter. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, royalties or other payments to the receiving Party, payments will be made in the country in local currency by deposit in a local bank designated by the receiving Party.

3.8 Records and Audits. Oncorus will keep, and will require all its Related Parties to keep, correct and complete books of accounts and other records containing all information and data which may be necessary to ascertain and verify the royalties and other amounts payable under this Agreement. During the Term and for a period of [***] following its termination, OSR-Telethon has the right from time to time (not to exceed [***] to have an independent certified public accountant inspect such books and records of Oncorus and/or its Related Parties at OSR-Telethon’s expense. Such inspection will be conducted after reasonable prior notice by OSR-Telethon to Oncorus during Oncorus’s and Related Parties’ ordinary business hours, will not be more frequent than [***] and may cover only the [***] immediately preceding the date of the audit. Any such independent certified accountant will be reasonably acceptable to Oncorus, will execute Oncorus’s standard form of confidentiality agreement, and will be permitted to share with OSR-Telethon solely its findings with respect to the accuracy of the royalties reported as payable under this Agreement. If such accounting determines that Oncorus paid OSR-Telethon less than the amount properly due in respect of any calendar quarter, then Oncorus will reimburse OSR-Telethon such amount, and if the amount underpaid exceeds both [***] of the amount actually due and [***], Oncorus will also reimburse OSR-Telethon for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that Oncorus paid OSR-Telethon more than the amount properly due in respect of any calendar quarter, then any excess payments made by Oncorus will be credited against future amounts due to OSR-Telethon from Oncorus, or if no such future amounts are reasonably expected to be due to OSR-Telethon from Oncorus, then OSR-Telethon will reimburse Oncorus for any overpayment by Oncorus.

ARTICLE 4

ASSISTANCE; DILIGENCE

4.1 OSR-Telethon Assistance. OSR-Telethon will, as soon as possible after the Effective Date, provide Oncorus with copies of the Licensed Patents and all future correspondence with patent offices in the Territory with respect to such Licensed Patents.

4.2 Diligence. Oncorus will use Commercially Reasonable Efforts to develop and commercialize a Licensed Product in the Field in the Territory, including provisions under 9.2(b)(ii). For purposes of this Section 4.2, the efforts of Oncorus’s Related Parties will also be considered the efforts of Oncorus.

ARTICLES

INTELLECTUAL PROPERTY

5.1 Prosecution of Patents. OSR-Telethon will be responsible, at its expense, for obtaining, prosecuting, maintaining and defending throughout the Territory the Licensed Patents. In this regard, OSR-Telethon will file, prosecute, maintain and defend patent applications to secure claims of the Licensed Patents. If OSR-Telethon elects not to (i) pursue the filing, prosecution, maintenance or defense of a Licensed Patent or any claim therein in a particular country, or (ii) take any other action with respect to a Licensed Patent in a particular country that is necessary or useful to establish or preserve rights thereto, then in each such case OSR-Telethon will so notify Oncorus promptly in writing and in reasonable time to enable Oncorus to meet any deadlines by which an action must be taken to establish or preserve any such rights in such Licensed Patent, as applicable, in such country. Upon receipt of each such notice by OSR-Telethon or if, at any time, OSR-Telethon fails to initiate any such action after a request by Oncorus that it do so (or thereafter fails to timely pursue such action), Oncorus has the right, but not the obligation, to pursue the filing or support the continued prosecution, maintenance or defense of such Licensed Patent at its expense in such country in the name and on behalf of OSR-Telethon (“Step-In Right”). If Oncorus elects to pursue such filing or continue such support in the name and on behalf of OSR-Telethon, then Oncorus will notify OSR-Telethon of such election, and Oncorus will be entitled to offset its reasonable internal and external costs for such activities against any amounts due to OSR-Telethon under this Agreement. Oncorus will, at OSR-Telethon’s request, assist and cooperate in the filing and prosecution, maintenance or defense of any application, amendment, submission, response or correspondence with respect to any Licensed Patents and OSR-Telethon will provide Oncorus, sufficiently in advance for Oncorus to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Licensed Patents; OSR-Telethon will give due consideration, in good faith, to the comments of Oncorus. Any and all rights and obligations set forth upon each Party under the previous paragraph shall apply mutatis mutandis to the other Party in case Oncorus exercises the Step-In Right in accordance with this Section 5.1.

5.2 Infringement of Certain Patents by Third Parties. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents of which it becomes aware. Subject to any rights of Third Parties existing under agreements executed prior to the Execution Date, (i) OSR-Telethon has the first right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patents (each an “Infringement”) outside the Field, and will control any such action for which it exercises such right; and (ii) Oncorus has the first right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of an Infringement within the Field, and will control any such action for which it exercises such right. The Party not having the first right of initiation under the first two sentences of this Section 5.2 (the “Non-First-Right Party”) has the right to participate in such action to be represented in such action by counsel of its own choice, at such Non-First-Right Party’s expense. If the Party given the first right of initiation under the first two sentences of this Section 5.2 (the “First-Right Party”) fails to institute and prosecute an action or proceeding to abate the Infringement within a period of [***] after receiving written notice or otherwise having knowledge of the Infringement, then the Non-First-Right Party has the right, but not the obligation, to bring and prosecute any such action; provided, however, that in such event the First-Right Party has the right to participate in such action and to be represented in any such action by counsel of its choice. If necessary, in any action brought pursuant to this Section 5.2, the Party not controlling such action agrees to be joined as a party plaintiff and to give reasonable assistance and any needed authority to control, file and to prosecute such action. Subject to any rights of Third Parties existing under agreements executed prior to the Execution Date, neither Party may enter into any settlement under this Section 5.2 that adversely affects the other Party’s rights or interests in the Field without such other Party’s written consent, which consent will not be unreasonably withheld. If the Parties obtain any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) from a Third Party in connection with a suit relating to the Infringement, such amounts will be allocated as follows:

(i) in all cases, to reimburse each Party for all reasonable expenses of the suit, including reasonable attorneys’ fees and disbursements, court costs and other litigation expenses; and

(ii) [***].

5.3 Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for Oncorus becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action. Each Party has the right to take action to defend any such claim brought against it by a Third Party, provided, however, that OSR-Telethon will not enter into any settlement of any claim described in this Section 5.3 that affects adversely Oncorus’s rights or interests in the Field without first obtaining Oncorus’s written consent, which consent will not be unreasonably withheld. Nothing in this Section 5.3 will be deemed to relieve either Party of its obligations under Article 7.

5.4 Other Infringement Resolutions. In the event of a dispute or potential dispute that has not ripened into a demand, claim or suit of the types described in Sections 5.2 and 5.3, the same principles governing control of the resolution of the dispute, consent to settlement of the dispute, and implementation of the settlement of the dispute (including the sharing in and allocating the payment or receipt of damages, license fees, royalties and other compensation) will apply.

5.5 Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which a Licensed Product is sold by such Party or its Related Parties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as follows:

(a) Existence and Power. It is a company or corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to transfer the rights granted hereunder.

(b) Authority and Binding Agreement. As of the Execution Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(c) No Conflict. It has not entered, and will not enter, into any agreement with any Third Party that is in conflict with the rights granted to the other Party under this Agreement, and has not taken and will not take any action that would in any way prevent it from granting the rights granted to the other Party under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to the other Party under this Agreement. Its performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party.

6.2 OSR-Telethon Representations. OSR-Telethon represents, warrants and covenants to Oncorus as follows:

(a) Licensed Patents. As of the Execution Date, OSR-Telethon do not own or Control Patents that would prevent Oncorus from practicing the Licensed Patents.

(b) Existence, Validity and Ownership. As of the Execution Date, (i) the Licensed Patents exist and have not been declared invalid or unenforceable, in whole or in part, (ii) OSR-Telethon is the sole and exclusive owner of all right, title and interest in and to the Licensed Patents, and (iii) the Licensed Patents are free and clear of any liens, charges and encumbrances. As of the Execution Date OSR-Telethon has no knowledge of any claim made against it (x) asserting the invalidity, misuse, unregisterability or unenforceability of any of the Licensed Patents or (y) challenging OSR-Telethon’s Control of the Licensed Patents or making any adverse claim of ownership of the Licensed Patents.

(c) Third Party Agreements. Upon the Execution Date OSR-Telethon has not granted, and during the term of this Agreement will not grant, to any Third Party any rights to the Licensed Patents which may interfere or contrast with the rights granted herein to Oncorus.

(d) Non-Infringement of Third Party Rights. As of the Execution Date, (i) OSR-Telethon has no knowledge of any Patents (other than the Licensed Patents) Controlled by it or its Affiliates that may be infringed by the manufacture, use or sale of Licensed Products, (ii) to OSR-Telethon’s knowledge, no claim of infringement of the Patents of any Third Party has been made nor, threatened against OSR-Telethon or any of its Affiliates with respect to the development, manufacture, sale or use of Licensed Products, and (iii) OSR-Telethon has no knowledge of other claims, judgments or settlements against or owed by OSR-Telethon or to which OSR-Telethon is a party or pending or threatened claims or litigation, in either case relating to any Licensed Product.

(e) Non-Infringement of Licensed Patents by Third Parties. As of the Execution Date OSR-Telethon has no knowledge of any activities by Third Parties that would constitute infringement or misappropriation of the Licensed Patents.

6.3 No Other Representations. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS ARTICLE 6 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO A LICENSED PRODUCT WILL BE ACHIEVED.

ARTICLE 7

INDEMNIFICATION AND INSURANCE

7.1 Indemnification by OSR-Telethon. OSR-Telethon hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Oncorus and its Affiliates and their respective agents, directors, officers employees and Sublicensees (the “Oncorus Indemnitees”) from and against any and all liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) to the extent arising from (a) a breach of any representation, warranty, covenant or other obligation of OSR-Telethon set forth in this Agreement, or (b) the gross negligence or willful misconduct of any OSR-Telethon Indemnitee in exercising its rights or performing its obligations under this Agreement.

7.2 Indemnification by Oncorus. Oncorus hereby agrees to Indemnify OSR-Telethon and its Affiliates and their respective agents, directors, officers and employees (the “OSR-Telethon Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising from or related to (a) a breach of any representation, warranty, covenant or other obligation of Oncorus set forth in this Agreement, or (b) the research, development, manufacture or commercialization of Licensed Products by Oncorus or its Related Parties, except to the extent such Loss arises from a matter for which OSR-Telethon is obligated to Indemnify Oncorus under Section 7.1.

7.3 Procedure. To be eligible to be indemnified hereunder, the indemnified Party will provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party will not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party has the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

7.4 Limitation of Liability. NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS IN ARTICLE 8. NOTHING IN THIS SECTION 7.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

7.5 Insurance. Oncorus will maintain insurance, from the Effective Date forward, during the Term of this Agreement with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Oncorus will provide OSR-Telethon with evidence of the existence and maintenance of such insurance coverage.

ARTICLES

CONFIDENTIALITY AND PUBLICITY

8.1 Confidential Information. Each Party agrees (a) to take all steps reasonably necessary to maintain the confidentiality of the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any Third Party without the prior written consent of such other Party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations will not apply to Confidential Information that (i) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving Party, (iii) is received by the receiving Party without obligation of confidentiality from a Third Party with a right to such information, or (iv) is developed independently by the receiving Party without use of, reference to, or reliance upon the disclosing Party’s Confidential Information by individuals who did not have access to such Confidential Information. Furthermore, a Party may disclose Confidential Information of the other Party to (x) its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, (y) any bona fide actual or prospective collaborators, underwriters, investors, lenders or other financing sources who are obligated to keep such information confidential, to the extent reasonably necessary to enable such actual or prospective collaborators, underwriters, investors, lenders or other financing sources to determine their interest in collaborating with, underwriting or making an investment in, or otherwise providing financing to, the receiving Party, and (z) the extent such disclosure is required to comply with applicable law or regulation or the order of a court of competent jurisdiction, to defend or prosecute litigation or to comply with the rules of the U.S. Securities and Exchange Commission, any stock exchange or listing entity; provided, however, that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose and use Confidential Information of the other Party as necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise establish rights or enforce obligations under this Agreement, or to submit regulatory filings. Moreover, Oncorus may disclose Confidential Information of OSR-Telethon relating to the Licensed Patents to Related Parties with whom Oncorus has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on non-use.

8.2 Publicity. Neither Party will issue any press release or other publicity materials, disclose, or make any public presentation with respect to any of the terms or conditions of this Agreement or the programs or efforts being conducted by the other Party hereunder, in each case without the prior written consent of the other Party, except that a Party may, once a press release or other written statement is approved in writing by both Parties, make subsequent public disclosure of the information contained in such press release or other written statement without the further approval of the other Party. This restriction will not apply to any future disclosures required by law or regulation, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange, or in accordance with securities laws, regulations or guidances (including the need to keep investors informed regarding the disclosing Party’s business); provided, that the disclosing Party (x) use reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) to the extent practicable and (y) whenever possible, request confidential treatment of such information.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement will become effective on the Execution Date, except for the license granted under 2.1(a) which shall become effective on the Effective Date, and unless earlier terminated pursuant to this Article 9, will remain in effect until the expiration of the last-to-expire Royalty Term (the “Term”). Thereafter, the rights granted under Article 2.1(a) and 2.2 will become fully-paid and perpetual. It is understood and agreed that for the purposes of this Agreement Oncorus shall immediately send a communication in writing (email shall be sufficient for this purpose) to OSR-Telethon upon $[***] and $[***] being raised.

9.2 Elective Termination.

(a) Oncorus has, at any time, the right to terminate this Agreement at will in its entirety upon [***] prior written notice to OSR-Telethon;

(b) OSR-Telethon shall be entitled to terminate this Agreement

(i) [***]; or

(ii) [***];

provided that no indemnity or amount at any title shall be due to Oncorus in case of termination under this Section 9.2(b).

9.3 Termination for Breach. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”). The Notified Party will have [***] from receipt of the notification, to cure the breach if the reason for such breach is due to non-payment, or otherwise [***] if the reason for such breach is a reason other than non-payment. If the Notified Party fails to cure a material breach of this Agreement as provided above, then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party, with no prejudice to the Non-Breaching Part’s right to claim compensation for damages, unless the Notified Party is subsequently determined to not have been in material breach of the Agreement.

9.4 Termination for Bankruptcy.

(a) This Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon, an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [***] after the filing of such bankruptcy or receivership.

9.5 Consequences of Termination.

(a) If Oncorus terminates this Agreement pursuant to Section 9.3, with no prejudice to Oncorus’s right to claim compensation for damages, then Oncorus may elect to require that all the rights granted to it in Article 2 will survive such termination until the Term would otherwise expire under Section 9.1; provided that Oncorus continues to meet its diligence obligations in Section 4.2 and pay all amounts due to OSR-Telethon pursuant to Article 3.

(b) In the event that the license granted to Oncorus under this Agreement is terminated, OSR-Telethon shall be entitled to determine, at its reasonable discretion, whether maintaining, the sublicenses granted by Oncorus in full force and effect; provided that should OSR-Telethon so determine, OSR-Telethon will enter into appropriate agreements or amendments to the sublicense agreement to substitute itself for Oncorus as the licensor thereunder.

In any event of termination of this Agreement (unless Oncorus elects to exercise the rights conferred under this Section 9.5(a) above), Oncorus and any Related Party (other than those Related Party in relation to which OSR-Telethon has exercised its rights under Section 9.5(b) above) shall cease exploitation of the Licensed Patents, including but not limited to any commercialization of the Licensed Products

9.6 Survival. The following provisions will survive any expiration or termination of this Agreement for the period of time specified therein, or if not specified, then they will survive indefinitely: Articles 1, 6, 7 (solely as to actions arising during the Term or in the course of a Party’s exercise of licenses it retains after the Term), 8, and 10, and Sections 2.3, 2.4, 3.5 (final royalty report), 3.6, 3.8, 5.1 (if termination under Section 3 by Oncorus and Oncorus elects the right under Section 9.5(a)), 5.2 (if termination under Section 9.4 by Oncorus), 5.3, 5.4, 9.3, 9.5, and 9.6. Termination of this Agreement will not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. Except as expressly set forth in Section 9.3, the remedies provided in this Article 9 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached to and incorporated into this Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, including the Confidential Disclosure Agreement between the Parties dated April 15, 2015. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2 Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the United Kingdom (without giving effect to principles of conflicts of laws that would require the application of any other law).

10.3 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a force majeure event and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse will be continued so long as the condition constituting force majeure continues and the nonperforming Party uses reasonable efforts to remove the condition; provided however that in case of continuance of the force majeure event affecting a Party for a period exceeding 180 days, the other Party shall be entitled to terminate the Agreement upon 15 days prior written notice. For purposes of this Agreement, force majeure will include conditions beyond the reasonable control of the Parties, including an act of God or terrorism, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

10.4 Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement and will be deemed to have been sufficiently given for all purposes upon receipt if delivered (a) by first class certified or registered mail, postage prepaid, (b) international express delivery service or (c) personally.

Unless otherwise specified in writing, the notice addresses of the Parties will be as described below.

For Oncorus:	Oncorus, Inc.
c/o Cooley LLP
500 Boylston Street, 14th floor
Boston, MA
Attention: Marc Recht

For OSR:	Office of Biotechnology Transfer
Ospedale San Raffaele
Via Olgettina, 60
20132 Milan, Italy
Attention: Head, Office of Biotechnology Transfer

For Telethon:	Office of Business Development
Fondazione Telethon
P.zza Cavour, 1 20121 Milan, Italy
Attention: Director, Office of Business Development

10.5 No Strict Construction. This Agreement has been prepared jointly and will not be strictly construed against either Party.

10.6 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that, subject to Section 10.7, a Party may make such an assignment or transfer without the other Party’s consent (a) to the assigning Party’s Affiliates or (b) to the successor to all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations, but the assigning Party, if it remains an ongoing entity, will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its assignees to act in a manner consistent herewith. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.6 will be null and void.

10.7 Performance by Affiliates. Each of OSR-Telethon and Oncorus acknowledge that their obligations under this Agreement may be performed by their respective Affiliates. Notwithstanding any delegation of obligations under this Agreement by a Party to an Affiliate, each Party will remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing its Affiliates to act in a manner consistent herewith. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities will not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

10.8 Independent Contractors. It is understood and agreed that the relationship between the Parties is that of independent contractors and that· nothing in this Agreement will be construed as authorization for either Party to act as the agent for the other Party.

10.9 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.10 Severability. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

10.11 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.12 No Waiver. Any delay in enforcing a Party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.13 Counterparts. This Agreement may be executed in three (3) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this agreement, a facsimile copy of this Agreement, or .pdf copy, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

ONCORUS, INC.		OSPEDALE SAN RAFFALE SRL

By:	/s/ Marc Recht	By:	/s/ Nicola Bedin

Name:	MARC RECHT	Name:	Nicola Bedin
Title:	SECRETARY	Title:	CEO

Date:	JAN., 15, 2016	Date:	DEC., 22, 2016

FONDAZIONE TELETHON

		By:	/s/ Francesca Pasinelli
		Name:	Francesca Pasinelli
		Title:	General Manager

		Date:	DEC., 27, 2015

Exhibit A

OSR-Telethon Patents

Any patents and patent applications that claim priority to patent application [***], including but not limited to any divisions, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, supplementary protection·certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing (as may be further listed below).

[***]

First Amendment

dated 30 June 2017 (“Amendment Date”)

to the license agreement (“Agreement”) executed on 22 December 2015 by and between Oncorus, Inc., a Delaware corporation having a place of business at 50 Hampshire Street, 4111 Floor, Cambridge, MA (“Oncorus”) and Ospedale San Raffaele S.r.l., an Italian limited liability company having a place of business at via Olgettina 60, 20132 Milan, Italy (“OSR”) and Fondazione Telethon, a non-profit entity organized and existing under laws of Italy, having a place of business at Via Varese 16B, 00185 Rome, Italy, (hereinafter “Telethon”; Telethon and OSR hereinafter jointly or individually referred to as “OSR-Telethon”).

RECITALS

WHEREAS, under the Agreement OSR-Telethon granted to Oncorus an exclusive, royalty-bearing license under the Licensed Patents to research, develop, make, have made, use, sell, offer for sale and import Licensed Products in the Field, i.e. the prevention and treatment of human cancer using Herpes Simplex Virus (HSV) oncolytic viruses;

WHEREAS, under Section 2.1(b) of the Agreement Oncorus has obtained an option for an exclusive license under the Licensed Patents limited to the prevention and treatment of human cancer using additional oncolytic viruses other than HSV; provided, that according to the above-mentioned Section 2.1(b) the terms and conditions for such license shall be negotiated in good faith between the Parties;

WHEREAS, on December 20, 2016 Oncorus sent to OSR-Telethon the option notice identifying the Additional Field;

WHEREAS, also as a consequence of the option exercise the Parties intend to hereby amend the Agreement with respect to the scope of the Field;

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

PREAMBLE AND DEFINITIONS

1.1 The preamble shall constitute an integral and substantial part of this Amendment.

1.2 Terms in caps as used in this Amendment (“Amendment”) shall refer to the definitions set forth under the Agreement and to those additional definitions provided for herein (which shall prevail in the event of conflict with the definitions set forth in the Agreement), including the following:

“Evidence” shall mean the demonstration that no later than the expiry of the Evidence Period, pre-clinical data in in vivo animal models have been generated with respect to a single (a) Licensed Virus (for the purposes of Section 7.1) or (b) replication competent virus, other than the Licensed Viruses, (for the purposes of Section 2.1(c)). For the purposes of such Evidence, Oncorus shall provide OSR-Telethon with a duly detailed report (clearly identifying each (a) and/or (b), as applicable) upon the expiry of the Evidence Period, as supported by laboratory notebooks and/or other competent evidence.

“Evidence Period” shall mean the [***] period starting from the Amendment Date.

“Licensed Additional Virus” shall mean each Additional Virus (as defined in Section 2.1(c)(i)) in relation to which Oncorus has exercised the option in accordance with Section 2.1(c)(ii). For the sake of clarity, Licensed Additional Viruses shall not include [***] viruses.

“Licensed Virus” and “Licensed Viruses” shall mean, respectively, each of replication-competent [***] (i.e. those viruses in relation to which the option granted in accordance with Section 2.1(b) has been exercised by Oncorus) and, collectively, the above mentioned replication-competent viruses; provided that a combination of portions of Licensed Viruses shall be regarded as a Licensed Virus.

“Sublicense Income” shall mean [***].

ARTICLE 2

EFFECTIVE DATE OF THE AGREEMENT—DATE OF THE OPTION EXERCISE

2.1 The Parties hereby agree that the Effective Date, as defined under the Agreement, is 11 July 2016.

2.2 The Parties further agree and acknowledge that the option granted under Section 2.1(b) of the Agreement has been exercised by Oncorus on 20 December 2016.

ARTICLE 3

AMENDMENT TO SECTION 2 OF THE AGREEMENT: EXPANSION OF THE FIELD

3.1 As a result of the exercise by Oncorus of the option granted under Section 2.1(b) and of additional covenants of the Parties, the license granted under the Agreement shall be intended as limited to the following Field: [***]. For the avoidance of doubts, any reference to the Field within the Agreement shall therefore be intended as referred to the definition set forth in this Section 3.1 from the Amendment Date.

3.2 The following provision shall be added to Section 2.1 under letter (c):

“Subject to this Section 2.1(c)(i), an exclusive option to obtain an exclusive license under the Licensed Patents [***] (“Subsequent Additional Field”).

It is understood that

(i) the exclusive option granted in accordance with this Section 2.1(c) may be exercised by Oncorus solely with respect to each replication competent virus, other than the Licensed Viruses, in relation to which

(x) Oncorus has provided to OSR-Telethon the Evidence no later than the expiry of the Evidence Period; and

(y) OSR-Telethon has provided written confirmation to Oncorus that such Evidence is acceptable (such acceptance not to be unreasonably withheld) with respect to the applicable virus during the [***] period from the expiry of the Evidence Period, such confirmation to not unreasonably be withheld or delayed;

(those replication competent viruses, other than the Licensed Viruses, such viruses including any virus containing one or more nucleic acid sequences from such viruses, which satisfy the conditions set forth in this Section 2.1(c)(i)(x) and (y) shall be hereby referred to as “Additional Viruses”; provided, that in no event an Additional Virus shall be a [***] or components thereof);

(ii) the option shall be exercised by Oncorus with respect to each Additional Virus by sending written notice to OSR-Telethon during the [***] period from the expiry of the [***] term set forth in Section 2.1(c)(i)(y). The option exercise notice shall identify the Additional Viruses in relation to which Oncorus is willing to obtain the exclusive license under the Licensed Patents limited to the Subsequent Additional Field;

(iii) the exclusive license under the Licensed Patents limited to the Subsequent Additional Field shall be effective upon the date of receipt by OSR-Telethon of the option exercise notice and such license shall be governed by the Agreement; provided, that starting from the first anniversary of the applicable option exercise, the Annual Fee due by Oncorus to OSR-Telethon shall be increased by $[***] per each Licensed Additional Virus;

(iv) in case of failure by Oncorus to provide an acceptable Evidence to OSR-Telethon with respect to a single replication competent virus, other than the Licensed Viruses, in accordance with Section 2.1(c)(i) or to exercise the option with respect to an Additional Virus in accordance with Section 2.1(c)(ii), OSR-Telethon shall be entitled to fully exploit the Licensed Patents for prevention and treatment of cancer and [***] using such applicable virus, either directly or through Third Parties;

(v) as a consideration for the grant of the option under this Section 2.1(c) Oncorus shall pay to OSR-Telethon on an annual basis an amount equal to $[***]; provided, that the first payment shall be done upon the Amendment Date and each subsequent annual payment upon each anniversary of such date (including the year in which the option period expires in accordance with Section 2.1(c)(ii)); provided further that Oncorus has not exercised the option with respect to the first Additional Virus by the anniversary of such date. Upon exercise of the option by Oncorus with respect to the first Additional Virus, the option granted herein shall become fully-paid up.

ARTICLE 4

AMENDMENT TO SECTION 3 OF THE AGREEMENT: CONSIDERATION

4.1 Due to the expansion of the Field (as a consequence of the exercise by Oncorus of the option granted under Section 2.1(b)), starting from the first anniversary of the Effective Date (i.e. 11 July 2017), the Annual Fee due by Oncorus to OSR-Telethon shall amount to $[***]. Section 3.4 of the Agreement shall therefore be replaced by the following:

“Subject to Section 9.2(c), Oncorus shall make a payment to OSR-Telethon, in the amount of $[***] due annually, beginning on the 1st anniversary of the Effective Date”.

4.2 The following provision shall be added to the Agreement as Section 3.9:

“During the Term Oncorus will pay OSR-Telethon a quota of the Sublicense Income at the rate set forth below:

• [***].

It is understood that the report due by Oncorus in accordance with Section 3.5 of the Agreement shall additionally include (i) the amount of the Sublicense Incomes; and (ii) a calculation of payments due to OSR-Telethon with respect to Section 3.9 of the Agreement.

ARTICLE 5

AMENDMENT TO SECTION 4.2 OF THE AGREEMENT: DILIGENCE

5.1 The Parties hereby agree that Section 4.2 of the Agreement shall be replaced as follows:

“Oncorus will use Commercially Reasonable Efforts to research a Licensed Product for each Licensed Virus and, upon the exercise of the option granted under Section 2.1(c), for each Licensed Additional Virus, and to develop and commercialize at least one Licensed Product in the Field in the Territory, including provisions under 9.2(b)(ii). For purposes of this Section 4.2, the efforts of Oncorus’s Related Parties will also be considered the efforts of Oncorus”.

ARTICLE 6

AMENDMENT TO SECTION 5 OF THE AGREEMENT: INTELLECTUAL PROPERTY

6.1 The Parties hereby agree that Sections 5.1, 5.2 and 5.3 of the Agreement shall be replaced by the following provisions:

6.2 Prosecution of Patents. OSR-Telethon will be responsible, at its expense, for obtaining, prosecuting, maintaining and defending the Licensed Patents in the territories listed in Exhibit A; provided, that in the event that with respect to an applicable Territory patent prosecution is not practicable in OSR-Telethon reasonable judgment, OSR-Telethon shall be entitled to abandon the relevant patent protection in the applicable territory upon prior written notice to Oncorus. Oncorus will, at OSR-Telethon’s request, assist and cooperate in the filing and prosecution, maintenance or defense of any application, amendment, submission, response or correspondence with respect to any Licensed Patents and OSR-Telethon will provide Oncorus, sufficiently in advance for Oncorus to comment, with copies of all patent applications and other material submissions and correspondence with any patent counsel or patent authorities pertaining to the Licensed Patents; OSR-Telethon will give due consideration, in good faith, to the comments of Oncorus.

6.3 Infringement of Certain Patents by Third Parties. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of the Licensed Patents of which it becomes aware. Subject to any rights of Third Parties existing under agreements executed prior to the Execution Date, (i) OSR-Telethon has the first right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing all or any portion of the Licensed Patents (each an “Infringement”) outside the Field, and will control any such action for which it exercises such right; and (ii) Oncorus has the first right, but not the obligation, to initiate an appropriate suit anywhere in the world against any Third Party who at any time is suspected of an Infringement within the Field, and will control any such action for which it exercises such right. The Party not having the first right of initiation under the first two sentences of this Section 5.2 (the “Non-First-Right Party”) has the right to participate in such action and to be represented in such action by counsel of its own choice, at such Non-First-Right Party’s expense. If the Party given the first right of initiation under the first two sentences of this Section 5.2 (the “First-Right Party”) fails to institute and prosecute an action or proceeding to abate the Infringement within a period of [***] after receiving written notice or otherwise having knowledge of the Infringement, then the Non-First-Right Party has the right, but not the obligation, to bring and prosecute any such action; provided, however, that in such event the First-Right Party has the right to participate in such action and to be represented in any such action by counsel of its choice. If necessary, in any action brought pursuant to this Section 5.2, the Party not controlling such action agrees to join as a party plaintiff and to give reasonable assistance. Subject to any rights of Third Parties existing under agreements executed prior to the Execution Date, neither Party may enter into any settlement under this Section 5.2 that adversely affects the other Party’s rights or interests in the Field without such other Party’s written consent, which consent will not be unreasonably withheld. If the Parties obtain any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) from a Third Party in connection with a suit relating to the Infringement, such amounts will be allocated as follows:

(i) in all cases, to reimburse each Party for all reasonable expenses of the suit, including reasonable attorneys’ fees and disbursements, court costs and other litigation expenses; and

(ii) [***].

6.4 Infringement of Third Party Rights. If any Licensed Product that is manufactured, used or sold by or for Oncorus becomes the subject of a Third Party’s claim or assertion of infringement of a Patent controlled by such Third Party, the Party first having notice of the claim or assertion will promptly notify the other Party in writing, and the Parties will promptly meet to consider the claim or assertion and the appropriate course of action. Each Party has the right to take action to defend any such claim brought against it by a Third Party, provided, however, that either Party will not enter into any settlement of any claim described in this Section 5.3 without first obtaining the other Party’s written consent. Nothing in this Section 5.3 will be deemed to relieve either Party of its obligations under Section 7.

ARTICLE 7

AMENDMENT TO SECTION 9 OF THE AGREEMENT: TERMINATION

7.1 The Parties hereby agree that the following provision shall be added as Section 9.2(c) to the Agreement:

(c) Upon the expiry of the Evidence Period (x) either Party shall be entitled to exclude a single Licensed Virus from the Field of the Agreement in the event that Oncorus or any Oncorus’ Related Party has not provided Evidence with respect to a Licensed Product using such Licensed Virus and (y) Oncorus shall be entitled to exclude any Licensed Virus for convenience. The Party electing to exclude the single virus (“Excluded Item(s)”) from the Field in accordance with this Section 9.2(c) shall send written notice in relation thereto to the other Party, expressly mentioning the Excluded Items(s), within [***] from the expiry of the Evaluation Period. As a consequence of a written notice sent pursuant to this Section 9.2(c), the Annual Fee shall be reduced of an amount equivalent to $[***] per each Excluded Item (e.g. in the event that a Party elects to exclude from the Field [***], an amount equivalent to $[***] shall be deducted from the Annual Fee which shall then amount to $[***]); provided, that the Annual Fee reduction shall apply from the [***] anniversary of the Effective Date. It is understood that no refund of amounts paid shall be due by either Party with respect to the exclusion of the Excluded Items in accordance with this Section 9.2(c), subject however to Oncorus’ compliance with the obligation set forth in Section 4.2 of this Agreement”.

ARTICLE 8

MISCELLANEA

8.1 The Agreement shall not be amended other than as explicitly provided in this Amendment; the provisions that have not been specifically amended shall therefore be regarded as unmodified by this Amendment.

8.2 This Amendment may be executed in three (3) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. For purposes of executing this agreement, a facsimile copy of this Amendment, or .pdf copy, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Amendment to the Agreement in duplicate originals by their duly authorized officers as of the Execution Date.

ONCORUS, INC.		OSPEDALE SAN RAFFAELE SRL

By:	/s/ Cyrus Mozayeni	By:	/s/ Nicola Bedin
Name:	Cyrus Mozayeni	Name:	Nicola Bedin
Title:	President & CEO	Title:	CEO

Date:	July 6, 2017	Date:	June 30, 2017

FONDAZIONE TELETHON

		By:	/s/ Francesca Pasinelli
		Name:	Francesca Pasinelli
		Title:	General Manager

		Date:	July 4, 2017